  EXHIBIT 10.1

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement ("Agreement") is made on December 31, 2024 (the “Effective Date”) by and between DOCPHARMA Single SA. (“Licensor”), a Greek company, located at Agiou Georgiou 5, 57001, Pylaia, Greece, and COSMOS HEALTH INC., a Nevada corporation, located at 141 West Jackson Boulevard, Suite 4236, Chicago IL 60604 ("Licensee").

WHEREAS:

A.	The Inventions and Patent Rights (both as defined below) are owned by Licensor.

B.

The Parties desire to jointly exploit the Inventions and agree that to this end, it is prudent for Licensee to secure Licensor’s rights in Inventions and Patent Rights by license to use, develop, manufacture, market, and commercialize the Patent Rights.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1

“Actively Commercialize” means being engaged in an ongoing and active program directed towards Sale of Licensed Products that is reasonably funded in light of the research, development, manufacturing, regulatory, marketing or sales efforts required to make the Licensed Products available to the commercial market.

1.2

“Affiliate” means any business entity more than fifty percent (50%) owned by Licensee, any business entity which owns more than fifty percent (50%) of Licensee, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of Licensee.

1.3	“Inventions” means all discoveries and inventions described in part by the Patent Rights included in Exhibit 1 to the Agreement.

1.4	“Licensed Field” means treatment of cancer for human use.

1.5	“Licensed Products” means any pharmaceutical drugs or products sold by Licensee, any Affiliate or its sublicensees comprising Licensed Subject Matter pursuant to this Agreement.

1.6	“Licensed Subject Matter” means the Patent Rights, Technology Rights and Inventions.

1.7	“Licensed Territory” means worldwide.

1.8

“Net Sales” means the gross revenues received by Licensee, its Affiliate, or its sublicensees from a Sale less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Licensee in Licensee’s official books and records in accordance with generally accepted accounting practice and consistent with Licensee’s published financial statements and/or regulatory filings with the United States Securities and Exchange Commission. In the event of a Sale of a Combination Product, the parties shall work together in good faith to determine what portion of resulting gross revenues shall be used for determining Net Sales based on the value added to the price such Combination Product by Licensed Subject Matter relative to value added by other active ingredients or other proprietary technology or information. For purpose of this Section 1.8, the term “Combination Product” means any Licensed Products that contain at least one other active ingredient.

1.9

“Patent Rights” means Licensor's rights in (a) Inventions covered in patents and/or patent applications, whether domestic or foreign, which identify Licensor as holder, applicant or owner, including the two patents listed in Exhibit 1 to this Agreement as Patent 1 and Patent 2; (b) all non-provisional patent applications that claim priority to any provisional application relating to the Inventions; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patent and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications.

1.10	“Sale” or “Sold” means the transfer or disposition of any Licensed Products for value to a party other than Licensee or an Affiliate.

1.11

“Technology Rights” means Licensor's rights in any technical information, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data related to the Inventions and created by the inventor(s) listed in Exhibit 1 before the Effective Date, whether or not they are claimed in Patent Rights but that are necessary for exercising Patent Rights.

II. LICENSE

2.1

Licensor hereby grants to Licensee a royalty-bearing, exclusive license under the Patent Rights and Technology Rights, to develop, manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within the Licensed Territory for use within the Licensed Field. This grant is subject to the payment by Licensee to Licensor of all consideration as provided herein, and includes rights of Licensee to:

(a)	Publish the general scientific findings from research related to the Licensed Subject Matter, subject to the terms of Article X; and

(b)

Use Inventions covered by Patent Rights for research, patient care, and all use of Inventions covered by Patent Rights in preclinical and clinical trials (including CDA, clinical studies Phase I, II, III) and other research involving patients or otherwise as required by applicable regulations.

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2.2

Licensee may extend the license granted herein or assign this Agreement to any Affiliate provided that the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee. Licensee agrees to deliver such contract to Licensor within thirty (30) calendar days following execution thereof.

2.3

Licensee may grant sublicenses under Licensed Subject Matter consistent with the terms of this Agreement provided that Licensee is responsible for its sublicensees relevant to this Agreement, and for diligently collecting all amounts due Licensee from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, Licensee, to the extent allowed under applicable law and in a timely manner, agrees to use reasonable commercial efforts to collect all consideration owed to Licensee and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction. A sublicense agreement shall not exceed the scope and rights granted to Licensee hereunder.

2.4

If this Agreement is terminated pursuant to Article XI, and if Licensee does not exercise its Buy-Out Right under Article III, Licensor agrees to accept as successors to Licensee, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this Agreement.

III. BUY-OUT RIGHT

3.1

Licensor hereby grants to Licensee for the Term of this Agreement the rights to purchase and acquire at any time any Patent Rights and Technology Rights licensed hereunder for the total amount of EUR 7,500,000, constituting EUR 4,000,000 for Patent 1 and EUR 3,500,000 for Patent 2 as described in Exhibit 1 hereto (the “Buy-Out Right”). Licensee may exercise its Buy-Out Right by 60 day prior written notice sent to Licensor, with the parties to close on the purchase by the expiry of such 60 days unless otherwise mutually agreed in writing.

IV. CONSIDERATION, PAYMENTS AND REPORTS

4.1

In consideration for the rights granted by Licensor to Licensee under this Agreement, Licensee by itself or through any of its Affiliates and sublicensees will use reasonable commercial efforts to Actively Commercialize at least one of Patent 1 or Patent 2 in the Licensed Field in the Licensed Territory prior to expiration of the Patent Rights.

4.2

 Additionally and subject to Article III, in consideration for the rights granted by Licensor to Licensee under this Agreement, Licensee also agrees to pay Licensor a running royalty (“Royalty”) as follows:

(1)	an initial payment of $500,000 to be paid by year end of 2024;

(2)	for the five year term of 2025 to 2030, a fixed amount of EUR 350,000 per annum (the “Start-Up Term”); and

(3)	after the Start-Up Term, one and a half percent (1,5%) of annual Net Sales for Licensed Products covered by an issued patent.

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If Licensee is obligated to pay running royalties to a third party to avoid infringing such third party’s patent rights which dominate Licensor’s Patent Rights (as documented by a written opinion of an independent, qualified patent attorney, a copy of which shall be provided to Licensor), Licensee may reduce the running royalty due Licensor in any given year by the amount of the running royalty rate being paid to such third party.

4.3

Unless otherwise provided, all payments during the Start-Up Term are payable annually within thirty (30) days of the end of the calendar year and all payments thereafter after finalization of the financial statements for the year ended December 31 of each year during the term of this Agreement, at which time Licensee will also deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee, any Affiliate and its sublicensees, if any exist, during the preceding twelve (12) calendar months under this Agreement as necessary for Licensor to account for Licensee's payments hereunder. This report will include pertinent data, including, but not limited to:

(a)

the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee, any Affiliate and any sublicensees since the previous report; and

(b)	a list of Licensed Products under preclinical development or produced by Licensee, any Affiliate and sublicensees for the twelve (12) preceding calendar months; and

(c)	the total quantities of Licensed Products produced by Licensee, any Affiliate and sublicensees; and

(d)	the total Net Sales by Licensee, any Affiliate and sublicensees; and

(e)	the calculation of Net Sales; and

(f)	the royalties so computed and due Licensor and/or minimum and royalties; and

(g)	all consideration received from each sublicensee or assignee and payments due Licensor; and

(h)	all other amounts due Licensor herein; and

(i)

a progress report as to Licensee’s and any Affiliate and sublicensees’ efforts and accomplishments during the preceding year to Actively Commercialize Licensed Subject Matter in the Licensed Territory and Licensee's and sublicensees' commercialization plans for the upcoming year.

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Simultaneously with the delivery of each such report, Licensee agrees to pay Licensor the amount due; if any, for the period of such report. These reports are required even if no payments are due.

4.4

During the term of this Agreement and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its, any Affiliate and its sublicensees’ Net Sales in sufficient detail to enable the royalties and other payments due hereunder to be determined. Licensee agrees to permit Licensor or its representatives, at Licensor's expense, to periodically examine upon reasonable notice Licensee's books, ledgers, and records during regular business hours for the purpose of and to the extent to necessary to verify any report required under this Agreement. If any amounts due Licensor are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then Licensee will pay the cost of the examination plus accrued interest at the lesser of: (1) highest allowable rate: or (2) the prime rate plus two percent.

4.5

All amounts payable hereunder by Licensee will be paid without deductions for taxes, assessments, fees, or charges or any kind unless required by the laws of the jurisdiction where sales are made. In the event that the laws of the jurisdiction in which sales are made limit the repatriation of funds, Licensee shall use commercially reasonable efforts to repatriate all funds owing to Licensor, and shall, in all cases, repatriate funds owed to Licensor in equal proportion to any amounts belonging to Licensee which are repatriated from such jurisdiction.

V. PATENT PROTECTION

5.1

Licensee is responsible for preparing, filing, prosecuting, defending, and maintaining Patent Rights to the Inventions made in the name of both parties and will consult with and keep Licensor fully informed of Patent Rights status. Licensee will copy Licensor on patent related communications filed with the United States Patent and Trademark Office and any other patent office where patent applications related to the Inventions and Patent Rights are filed and/or pending, including, but not limited to, patent applications, modifications and amendments, office actions, and responses. The parties each have the right to review and comment upon the wording of specifications, claims, and responses to office actions prior to their submission to the appropriate patent office, in the event of a disagreement as to wording, the Parties agree to work with each other to resolve any disagreements. Patent Rights will not be abandoned without the written consent of Licensor.

5.2	Licensor will use its best efforts to ensure that any Inventors fully cooperate in the preparation, filing, prosecution and maintenance of Patent Rights.

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VI. INFRINGEMENT BY THIRD PARTIES

6.1

Licensee must notify Licensor in writing of any potential infringement of Patent rights by third parties within thirty (30) calendar days of knowledge thereof. If Licensee, with Licensor’s consent, does not amicably resolve the dispute within three (3) months of knowledge thereof, then Licensor may, at its sole discretion, enforce any Patent Rights licensed hereunder on behalf of itself and Licensee, with Licensor retaining all proceeds of any award and/or damages. Licensor shall not settle any such action upon terms which render the license granted pursuant to this Agreement non-exclusive or would otherwise be incompatible with the terms of this Agreement without the written consent of Licensee.

6.2

In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VII. PATENT MARKING

7.1

Licensee agrees that all Licensed Products, and associated material such as documentation and packaging, sold by Licensee, any Affiliate, and/or sublicensees of Licensee, will be permanently and legibly marked with the number of any applicable patents licensed hereunder in accordance with each relevant country's patent laws, including Title 35, United States Code.

VIII. INDEMNIFICATION AND INSURANCE

8.1

Licensee agrees to hold harmless and indemnify Licensor, its owners, directors, officers, and employees ("Licensor Indemnitees") from and against any claims, demands, or causes of action whatsoever, costs suit and reasonable attorney's fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by; or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by Licensee, its officers, any Affiliate or its officers, employees, agents or representatives. In any action brought by a third party against Licensor Indemnitees for an indemnified claim, subject to applicable law, Licensee shall control the defense of such action and shall be responsible for selection of counsel and all aspects of the action. With Licensor's consent, which will not unreasonably be withheld or delayed, Licensee shall have the right to settle any such claim with the third-party claimant in any manner which would not impose monetary liability on Licensor not reimbursed by Licensee's indemnity obligations, or which would require an explicit admission of culpability by Licensor. The parties understand and agree that the limitation of damages in Section 8.2 shall not apply to any claim under this section.

8.2

Except for indemnified claims under section 8.1 above, in no event shall either party be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this Agreement or its subject matter, regardless of whether that party knows or should know of the possibility or such damages.

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8.3

Beginning at the time when any Licensed Subject Matter is being distributed or sold for human use (including for purpose of obtaining regulatory approvals) by Licensee, an Affiliate, or by a sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance and Licensee shall use reasonable efforts to have Licensor named as an additional insured. Such commercial general liability insurance shall provide: (i) product liability coverage (ii) coverage for contractual liability and (iii) coverage for litigation costs. Prior to the time when any Licensed Subject Matter is being distributed or sold for human use, Licensee shall purchase such insurance as it deems necessary for Licensee's purposes, provided, however, that in connection with any commercial general liability insurance policy acquired by Licensee, Licensee shall use reasonable efforts to have Licensor named as an additional insured on such policy.

8.4

Licensee shall provide Licensor with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, Licensee shall provide Licensor with written notice at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

8.5

Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed sold by Licensee, an Affiliate or by a sublicensee or agent of Licensee.

IX. USE OF NAME

9.1

Licensee will not use the name of (or the name of any employee of) Licensor in any advertising, promotional or sales literature, on its Website, without the advance express written consent of Licensor. Such permission will not be unreasonably withheld. Notwithstanding the forgoing, Licensee may disclose the existence of this Agreement and the fact that Licensor is the licensor under this Agreement for the purposes of raising capital, and Licensee may use the name of (or name of an employee of) Licensor in routine business correspondence or as needed in appropriate regulatory submissions without express written consent.

X. CONFIDENTIAL INFORMATION AND PUBLICATION

10.1

Subject to Licensee's rights in Section 10.2 below, Licensor and Licensee each agree that all information contained in documents marked “confidential” and forwarded to by the other (i) are to be received in strict confidence, (ii) will be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party (except as required by law, regulation or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

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(a)	was in the public domain at the time of disclosure; or

(b)	later became of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns: or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party's confidential information; or

(f)

is required by law or regulation to be disclosed, provided that the disclosing party gives adequate advance notice to the other of such disclosure to allow that party to assert whatever exclusion or exception may be available to it under such law or regulation; or

(g)	was not marked as Confidential or, if disclosed orally, was reduced to writing and marked Confidential within thirty (30) days of disclosure.

10.2

Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter, except for confidential information which may be protected by law or regulation, in which case, such information shall be protected as long as mandated by such law or regulation requires. Licensee shall have the right to disclose confidential information which is licensed as part of this Agreement as is reasonably required in the development and commercialization of Licensed Products so long as such disclosures do not have an adverse effect on the Patent Rights.

10.3

Licensor and Licensee shall have the right to publish the general scientific findings from research related to Licensed Subject Matter, with due regard for the protection of each party's confidential information, the protection of current and future patent filing opportunities, regulatory and development concerns and other reasonable considerations relating to the development of Licensed Products pursuant to this Agreement. The party desiring to publish will submit the manuscript of any proposed publication to the other party at least forty-five (45) calendar days before such manuscript is submitted for consideration by any publication, and the reviewing party shall have the right to review and comment upon the publication in order to protect its confidential information. Upon the reviewing party's request, publication may be delayed up to sixty (60) additional calendar days to enable the reviewing party to secure adequate intellectual property protection of its confidential information that would otherwise be the publication. In the event that the parties reasonably determine that additional research or development work is required or ongoing research and development needs to be completed in order to secure appropriate intellectual property protection, and that publication will be detrimental to obtaining adequate intellectual protection, then, at the reviewing party's request and immediate funding of said additional research and development work, the party desiring to publish shall delay such publication until completion of the research or development work and filing of appropriate patents based upon such work.

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XI. TERM AND TERMINATION

11.1

Subject to Sections 11.3 and 11.4 herein, the term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired, or for a term of twenty (20) years, whichever is longer (the “Term”).

11.2	Any time after the fifth (5th) anniversary of the Effective Date, Licensee has the right to terminate this Agreement for convenience subject to thirty (30) days prior written notice to Licensor.

11.3	Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:

(a)

automatically, if Licensee becomes bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act Licensee or otherwise; or

(b)

upon sixty (60) calendars days written notice from Licensor if Licensee breaches or default on any obligation under this Agreement, unless, before the end of the such sixty (60) calendar-day notice period, Licensee has cured the default or breach to Licensor's reasonable satisfaction and so notifies Licensor, stating the manner of the cure; or

11.4	Upon termination of Agreement:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	Licensee covenants and agrees to be bound by the provisions of Articles VIII, IX and X of this Agreement; and

(c)

Licensee may, for a period of one year after the effective date of the termination, sell all Licensed Products therefore that it has on hand at of termination, if Licensee pays the earned Royalty thereon and any other amounts due pursuant to Article IV of this Agreement; and

(d)	Subject to Section 11.4(c), Licensee agrees to cease and desist any use and all Sale of the Licensed Subject Matter and Licensed Products upon termination of this Agreement.

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XII. LICENSOR REPRESENTATION AND WARRANTY

12.1

Licensor represents and warrants that (a) it is the sole and exclusive owner and holder of all rights, title, and interest in and to the Patent Rights, Technology Rights and Licensed Subject Matter, (b) it has the right to grant licenses thereunder, (c) it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder, (d) it does not know of any intellectual property belonging to Licensor which may require a separate license in order to commercialize the Patent Rights, Technology Rights, Licensed Products pursuant to this Agreement, (e) it has disclosed to Licensee all relevant Licensor information relating to the practice of the Patent Rights and Technology Rights and the Licensed Subject Matter and has not fabricated or withheld information from Licensee.

12.2

Licensee understands and agrees that other than as expressly set forth in 13.1 above, Licensor by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the Patent Rights, Technology Rights or Licensed Subject Matter.

XIII. GENERAL

13.1

Entire Agreement. This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

13.2

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to Licensee to:

Cosmos Health Inc.

141 West Jackson Blvd.

Suite 4236

Chicago, IL  56064

Attn: Grigorios Siokas

e-mail: greg.ceo@cosmoshealthinc.com

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with a copy to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Facsimile: 212-286-1884

Email: ehl@dhclegal.com

Attn: Elliot Lutzker

If to Licensor to:

DocPharma Single S.A.

Agiou Georgiou 5

Pylaia, Thessaloniki 57001

Greece

Attn: Theodoros Siokas

Email: director@docpharma.gr

or such other addresses as may be given from time to time under the terms this notice provision.

13.3	Compliance. Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.4

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction. The parties hereby consent to the concurrent exclusive jurisdiction of the courts of the State of New York and the United States located in New York County, New York in connection with any suit, action or proceeding arising out of or relating in any manner to this Agreement, and each of the parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either court, or to in personal jurisdiction.

13.5

WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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13.6	Validity. If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

13.7

Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

13.8

Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.9

Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.10

Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this Agreement as of the Effective Date.

DOCPHARM Single SA.		COSMOS HEALTH INC.

By:	/s/ Theodoros Siokas	By:	/s/ Grigorios Siokas
Name:	Theodoros Siokas	Name:	Grigorios Siokas
Title:	President and CEO	Title:	Director and CEO
Date:	December 31, 2024	Date:	December 31, 2024

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